Atlas Mining Company Appoints Mark Kockler as its Vice President and Chief Operating Officer

November 9, 2007, Kellogg, Idaho.  Atlas Mining Company (OTC:BB ALMI), is pleased to announce the appointment of Mark Kockler as the Company’s new Vice President and Chief Operating Officer.  Mr. Kockler will be responsible for managing the Company’s Atlas Fausett mining services division as well as oversight and management of the Company’s ongoing evaluation of the Dragon Mine halloysite clay deposit in Juab County, Utah.

Mr. Kockler brings over 14 years of hardrock metal mining experience to his new position with the Company.  Prior to joining the Company, Mr. Kockler was responsible for all engineering activities at Mines Management, Inc.’s silver-copper Montanore Project in Libby, Montana.  Prior to his tenure at Mines Management, Mr. Kockler was the Senior Mining Engineer for Idaho General’s Mount Hope molybdenum project in Nevada.  Prior to Idaho General, Mr. Kockler served in various project management and mining operations positions for several successful mining operations and companies, including Barrick’s Golden Sunlight Mine, Small Mine Development LLC, and Newmont Mining Corporation’s Carlin open-pit and underground operations.  Mr. Kockler has a Doctorate in Mining Engineering from the University of Idaho and Bachelors of Science and Masters degrees in Mining Engineering from the Montana College of Mineral Sciences and Technology.

About Atlas Mining Company: Atlas Mining Company is a natural resource company that operates the Atlas Fausett Contracting Division, an underground mining and drilling contracting business and owns the Dragon Mine halloysite clay deposit in Juab County, Utah.  Atlas stock trades on the OTC Bulletin Board under the symbol “ALMI”.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, feasibility of the Company's resources, general economic conditions, consumer trends, industry trends, costs and availability of raw materials and equipment, competition, the effect of government regulations, and other risks. Readers are referred to the Company's periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company's present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company's assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

Contact: Atlas Mining Company
(208) 783-0270